Exhibit 99.1

News Release
International Paper Reports Third Quarter 2021 Results

MEMPHIS, Tenn. – October 27, 2021 – International Paper (NYSE: IP) today reported third quarter 2021 financial results.

THIRD QUARTER 2021 HIGHLIGHTS

•Third quarter net earnings (loss) attributable to International Paper of $864 million ($2.20 per diluted share), compared with $432 million ($1.09 per diluted share) in the second quarter of 2021 and $204 million ($0.52 per diluted share) in the third quarter of 2020. Third quarter 2021 net earnings include a net after-tax gain of $350 million ($0.89 per diluted share) on the sale of our Kwidzyn, Poland mill.
•Third quarter adjusted operating earnings* (non-GAAP) of $532 million ($1.35 per diluted share) compared with $421 million ($1.06 per diluted share) in the second quarter of 2021 and $280 million ($0.71 per diluted share) in the third quarter of 2020
•Third quarter cash provided by operations of $645 million and year-to-date of $1.9 billion compared with $2.3 billion year-to-date in the same period of 2020. Third quarter 2021 cash generation also includes pre-tax sources of $737 million (net of cash divested) related to the sale of the Kwidzyn, Poland mill and $630 million related to the unwind of timber monetization notes.
•Ilim equity earnings of $95 million, bringing year-to-date to $245 million
•Debt reduction of $235 million, bringing year-to-date to $1.1 billion
•Share repurchases of $212 million, bringing year-to-date to $398 million

“In the third quarter, International Paper grew revenue, earnings and margins despite significant input cost and supply chain challenges, and continued to generate strong cash from operations,” said Mark Sutton, Chairman and Chief Executive Officer. “Widespread supply chain constraints impacted our ability to capture the full opportunity that comes with the strong level of demand we’re seeing. Input costs also rose far more than we anticipated and we expect this inflationary environment to continue for the foreseeable future.”

Sutton added, “Looking ahead, we expect strong seasonal demand for corrugated packaging in the fourth quarter, with additional margin expansion from previous price increases.”

Diluted Net EPS Attributable to International Paper Shareholders and Adjusted Operating EPS

	Third Quarter 2021	Second Quarter 2021	Third Quarter 2020
Net Earnings (Loss) Attributable to International Paper	$2.20	$1.09	$0.52
Add Back – Non-Operating Pension Expense (Income)	(0.10)	(0.10)	(0.02)
Add Back – Net Special Items Expense (Income)	(0.75)	0.07	0.21
Adjusted Operating Earnings*	$1.35	$1.06	$0.71

*    Adjusted operating earnings (non-GAAP) is defined as net earnings attributable to International Paper Company (GAAP) excluding net special items and non-operating pension expense (income). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. For discussion of net special items and non-operating pension expense (income), see the disclosure under Effects of Net Special Items and Consolidated Statement of Operations and related notes included later in this release.

Select Financial Measures

(In millions)	Third Quarter 2021	Second Quarter 2021	Third Quarter 2020
Net Sales	$5,714	$5,616	$5,123
Net Earnings (Loss) Attributable to International Paper	864	432	204
Business Segment Operating Profit	631	494	473
Adjusted Operating Earnings	532	421	280
Cash Provided By (Used For) Operations	645	766	735
Free Cash Flow*	519	633	616

*    Free cash flow is a non-GAAP financial measure. A reconciliation of free cash flow to the most comparable GAAP measure, cash provided by (used for) operations, and disclosure regarding why we believe that free cash flow provides useful information to investors, is included later in this release.

SEGMENT INFORMATION
Business segment operating profits are used by International Paper's management to measure the earnings performance of its businesses and is calculated as set forth in footnote (i) below under "Sales and Earnings by Business Segment". Third quarter 2021 net sales by business segment and operating profit (loss) by business segment compared with the second quarter of 2021 and the third quarter of 2020 are as follows:
Business Segment Results

(In millions)	Third Quarter 2021	Second Quarter 2021	Third Quarter 2020
Net Sales by Business Segment
Industrial Packaging	$4,087	$4,056	$3,768
Global Cellulose Fibers	729	671	564
Printing Papers	846	846	743
Corporate and Inter-segment Sales	52	43	48
Net Sales	$5,714	$5,616	$5,123
Operating Profit (Loss) by Business Segment
Industrial Packaging	$429	$408	$469
Global Cellulose Fibers	96	10	(59)
Printing Papers	106	76	63
Total Business Segment Operating Profit	$631	$494	$473
Industrial Packaging operating profits (losses) in the third quarter of 2021 were $429 million compared with $408 million in the second quarter of 2021. In North America, earnings increased driven by higher sales prices for corrugated boxes and containerboard and lower planned maintenance outage expenses. These benefits were partially offset by substantially higher wood fiber, recovered fiber and energy costs. We replenished containerboard inventories in the latter part of the third quarter, however, supply chains remain stretched with these constraints limiting our ability to capture the full opportunity that comes with the strong demand environment. In Europe, earnings were lower reflecting seasonally lower volumes primarily in Morocco, and lower average sales margins driven by higher containerboard costs, as well as higher recovered fiber and energy costs.
Global Cellulose Fibers operating profits (losses) in the third quarter of 2021 were $96 million compared with $10 million in the second quarter of 2021. Earnings improved significantly driven by higher average sales prices, lower operating costs and lower planned maintenance outage expenses. These benefits were partially offset by higher distribution costs, reflecting the challenging export supply chain environment, and higher costs for wood, chemicals and energy.
Printing Papers operating profits (losses) in the third quarter of 2021 were $106 million compared with $76 million in the second quarter of 2021. In North America, higher average sales prices and lower planned maintenance outage expenses were partially offset by higher input costs. In Brazil, earnings were stable as higher average sales prices and an improved geographic mix were mostly offset by higher planned maintenance outage expenses and input costs. In Europe and Russia, earnings were stable, despite only having approximately one month of the Kwidzyn, Poland mill results. Higher average sales prices, higher sales volumes and lower planned maintenance outage expenses were offset by higher operating and input costs. We successfully completed the sale of our Kwidzyn, Poland mill on August 6, 2021 and the spin-off of our global papers business into a standalone, publicly traded company named Sylvamo Corporation on October 1, 2021.

EQUITY METHOD INVESTMENTS
Ilim joint venture equity earnings (loss) were $95 million in the third quarter of 2021 compared with $101 million in the second quarter of 2021. Operationally, earnings were slightly lower as higher export and domestic sales prices for softwood pulp, hardwood pulp and containerboard were more than offset by higher maintenance outage expenses and lower sales volumes related to scheduled maintenance.

CORPORATE EXPENSES
Corporate expenses were $12 million for the third quarter of 2021, compared with $7 million in the second quarter of 2021.

EFFECTIVE TAX RATE
The reported effective tax rate for the third quarter of 2021 was 16%, compared to a 2021 second quarter reported effective tax rate of 24%. The tax rate in the third quarter was lower primarily as a result of tax benefits recognized after the finalization of the 2020 U.S. Federal income tax return, and the impact of lower tax expense associated with the sale of our Kwidzyn, Poland mill. As a result of the sale of the Kwidzyn, Poland mill, the Company incurred approximately $10 million of tax expense in relation to the net $360 million gain.
Excluding special items and non-operating pension expense, the operational effective tax rate for the third quarter of 2021 was 18%, compared with 21% for the second quarter of 2021. The lower operational effective tax rate in the third quarter was primarily due to discrete tax benefits recognized after the finalization of the 2020 U.S. Federal income tax return, including increased U.S. research and development tax credits and lower than estimated U.S. income taxes on foreign earnings.

EFFECTS OF SPECIAL ITEMS
Net special items in the third quarter of 2021 amount to a net after-tax gain of $294 million ($0.75 per diluted share) compared with a charge of $28 million ($0.07 per diluted share) in the second quarter of 2021 and a charge of $83 million ($0.21 per diluted share) in the third quarter of 2020. Net special items in all periods include the following charges (gains):

	Third Quarter 2021		Second Quarter 2021		Third Quarter 2020
(In millions)	Before Tax	After Tax	Before Tax	After Tax	Before Tax	After Tax
Restructuring and other charges, net:
Debt extinguishment costs	$35	$26	$170	$128	$105	$79
Other	4	3	4	3	—	—
Total restructuring and other charges, net	39	29	174	131	105	79
Printing Papers spin-off / Building a Better IP	57	51	28	23	—	—
Foreign value-added tax credit (including interest) (a)	15	10	(70)	(47)	—	—
Environmental remediation reserve adjustment	5	4	5	3	7	6
Real estate - office impairment	—	—	21	16	—	—
Gain on sale of Kwidzyn, Poland mill	(360)	(350)	—	—	—	—
Gain on sale of La Mirada, CA distribution center	(86)	(65)	—	—	—	—
Gain on sale of equity investment in Graphic Packaging	—	—	(130)	(98)	—	—
EMEA Packaging impairment - Turkey	—	—	(8)	(2)	—	—
Brazil Packaging impairment	—	—	—	—	(4)	(2)
Foreign and state taxes related to Printing Papers spin-off	—	27	—	—	—	—
Other	—	—	3	2	1	—
Total special items, net	$(330)	$(294)	$23	$28	$109	$83

(a)	The net foreign value added tax credit accrual transferred to Sylvamo Corporation effective with the spin-off on October 1, 2021.

EARNINGS WEBCAST
The company will host a webcast today to discuss earnings and current market conditions, beginning at 10 a.m. ET (9 a.m. CT). All interested parties are invited to listen to the webcast via the company’s website at internationalpaper.com by clicking on the Performance tab and going to the Presentations and Events/Webcasts page. A replay of the webcast will also be on the website beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (409) 981-0132 or, within the U.S. only, (833) 614-9121, and ask to be connected to the International Paper third quarter earnings call. The conference ID number is 9272989. Participants should call in no later than 9:45 a.m. ET (8:45 a.m. CT). An audio-only replay will be available for ninety days following the call. To access the replay, dial +1 (404) 537-3406 or, within the U.S. only, (855) 859-2056 or (800) 585-8367, and when prompted for the conference ID, enter 9272989.

About International Paper
International Paper (NYSE: IP) is a leading global producer of renewable fiber-based packaging and pulp products with manufacturing operations in North America, Latin America, North Africa and Europe. We produce packaging products that protect and promote goods, and enable worldwide commerce, and pulp for diapers, tissue and other personal hygiene products that promote health and wellness. We are headquartered in Memphis, Tenn. and employ approximately 38,000 colleagues. Net sales for 2020 were $21 billion*. In Russia, the company has a 50/50 joint venture, Ilim Group, the country's largest integrated manufacturer of pulp and paper and its largest foreign-domestic alliance in the forestry products sector. For more information about International Paper, our products and global citizenship efforts, please visit internationalpaper.com.

*Inclusive of our former pulp and paper mill in Kwidzyn, Poland, which was sold on August 6, 2021, and our former global papers business, which became a standalone, publicly traded company on October 1, 2021.

Certain statements in this press release that are not historical in nature may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “believes”, “estimates” and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) developments related to the COVID-19 pandemic, including the spread of new variants of the virus, the effectiveness, acceptance and availability of vaccines and booster shots, and associated levels of vaccination as well as the possibility that strains of the virus may be resistant to currently available vaccines, impacts of government responses to the pandemic on our operations, including vaccine mandates, impacts of the pandemic on global and domestic economic conditions, including with respect to commercial activity, our customers and business partners, consumer preferences and demand, supply chain shortages and disruptions, inflationary pressures and disruptions in the credit or financial markets; (ii) the level of indebtedness and changes in interest rates; (iii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy sources and transportation sources, the availability of labor and competitive labor market conditions, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products (including any such changes resulting from the COVID-19 pandemic); (iv) domestic and global economic conditions and political changes, changes in currency exchange rates, trade protectionist policies, downgrades in our credit ratings, and/or the credit ratings of banks issuing certain letters of credit, issued by recognized credit rating organizations, (v) the amount of our future pension funding obligations, and pension and health care costs; (vi) unanticipated expenditures or other adverse developments related to the cost of compliance with existing and new environmental, tax, labor and employment, privacy, and other U.S. and non-U.S. governmental laws and regulations (including new legal requirements arising from the COVID-19 pandemic); (vii) any material disruption at any of our manufacturing facilities or other adverse impact on our operations due to severe weather, natural disasters, climate change or similar causes; (viii) risks inherent in conducting business through joint ventures; (ix) our ability to achieve the benefits expected from, and other risks associated with, acquisitions, joint ventures, divestitures and other corporate transactions, (x) information technology risks; (xi) loss contingencies and pending, threatened or future litigation, including with respect to environmental related matters; (xii) our ability to realize the anticipated benefits of the spin-off transaction; and (xiii) the impact of the spin-off transaction on the Company and the relationship between the two companies going forward, including the ongoing commercial agreements and arrangements between us and Sylvamo. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements can be found in our press releases and U.S. Securities and Exchange Commission filings. In addition, other risks and uncertainties not presently known to the Company or that we currently believe to be immaterial could affect the accuracy of any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:
Media: Amy Simpson, 901-419-4964 Investors: Guillermo Gutierrez; 901-419-1731; Michele Vargas, 901-419-7287.

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended September 30,				Three Months Ended June 30,		Nine Months Ended September 30,
	2021		2020		2021		2021		2020
Net Sales	$5,714		$5,123		$5,616		$16,693		$15,341
Costs and Expenses
Cost of products sold	3,924	(a)	3,541	(j)	3,913	(a)	11,684	(a)	10,714	(j)
Selling and administrative expenses	434	(b)	360	(k)	460	(b)	1,255	(b)	1,110	(k)
Depreciation, amortization and cost of timber harvested	318		320		306		933		955	(l)
Distribution expenses	446		377		420		1,272		1,149
Taxes other than payroll and income taxes	42		44		45		131		129
Restructuring and other charges, net	39	(c)	105	(m)	174	(c)	243	(c)	131	(m)
Net (gains) losses on sales and impairments of businesses	(360)	(d)	(5)	(n)	(9)	(d)	(367)	(d)	347	(n)
Net (gains) losses on sales of equity method investments	(1)		(2)		(130)	(e)	(205)	(e)	(35)	(o)
Net (gains) losses on sales of fixed assets	(86)	(f)	—		—		(86)	(f)	—
Interest expense, net	93	(g)	112	(p)	57	(g)	242	(g)	345	(p)
Non-operating pension expense (income)	(51)		(11)		(52)		(156)		(31)
Earnings (Loss) Before Income Taxes and Equity Earnings	916		282		432		1,747		527
Income tax provision (benefit)	146	(h)	50		102		347	(h)	211
Equity earnings (loss), net of taxes	94		(28)		104		247		13
Net Earnings (Loss)	864		204		434		1,647		329
Less: Net earnings (loss) attributable to noncontrolling interests	—		—		2	(h)	2	(i)	—
Net Earnings (Loss) Attributable to International Paper Company	$864		$204		$432		$1,645		$329
Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Net earnings (loss)	$2.22		$0.52		$1.10		$4.21		$0.84
Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Net earnings (loss)	$2.20		$0.52		$1.09		$4.16		$0.83
Average Shares of Common Stock Outstanding - Diluted	392.6		394.6		396.8		395.3		394.5

The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes pre-tax charges of $5 million ($4 million after taxes), $5 million ($3 million after taxes) and $10 million ($7 million after taxes) for the three months ended September 30, 2021 and June 30, 2021 and the nine months ended September 30, 2021, respectively, for environmental remediation reserve adjustments, a pre-tax charge of $7 million ($5 million after taxes) and pre-tax income of $42 million ($28 million after taxes) and $35 million ($23 million after taxes) for the three months ended September 30, 2021 and June 30, 2021 and the nine months ended September 30, 2021, respectively, for the accrual of a foreign value-added tax credit which transferred to Sylvamo Corporation effective with the spin-off on October 1, 2021, a charge of $2 million (before and after taxes) for the three months and nine months ended September 30, 2021 for costs associated with the spin-off of our Printing Papers business and a pre-tax loss of $21 million ($16 million after taxes) for the three months ended June 30, 2021 and the nine months ended September 30, 2021 related to the impairment of real estate.

(b)	Includes pre-tax charges of $55 million ($49 million after taxes), $28 million ($23 million after taxes) and $108 million ($92 million after taxes) for the three months ended September 30, 2021 and June 30, 2021 and the nine months ended September 30, 2021, respectively, for costs associated with the spin-off of our Printing Papers business and Building a Better IP initiative and a pre-tax charge of $3 million ($2 million after taxes) for the three months ended June 30, 2021 and the nine months ended September 30, 2021 for other costs.

(c)	Includes pre-tax charges of $35 million ($26 million after taxes), $170 million ($128 million after taxes) and $223 million ($168 million after taxes) for the three months ended September 30, 2021 and June 30, 2021 and the nine months ended September 30, 2021, respectively, for debt extinguishment costs, a pre-tax charge of $12 million ($10 million after taxes) for the nine months ended September 30, 2021 for severance related to the optimization of our EMEA Packaging business and a pre-tax charge of $4 million ($3 million after taxes), $4 million ($3 million after taxes) and $8 million ($6 million after taxes) for the three months ended September 30, 2021 and June 30, 2021 and the nine months ended September 30, 2021, respectively, for other costs.

(d)	Includes a net pre-tax gain of $360 million ($350 million after taxes) for the three months and nine months ended September 30, 2021 related to the sale of our Kwidzyn, Poland mill and net pre-tax gains of $9 million ($3 million after taxes) and $7 million ($1 million after taxes) for the three months ended June 30, 2021 and the nine months ended September 30, 2021, respectively, related to the sale of our EMEA Packaging business in Turkey.

(e)	Includes pre-tax gains of $130 million ($98 million after taxes) and $204 million ($154 million after taxes) for the three months ended June 30, 2021 and the nine months ended September 30, 2021, respectively, related to the monetization of our remaining equity investment in Graphic Packaging.

(f)	Includes a pre-tax gain of $86 million ($65 million after taxes) for the three months and nine months ended September 30, 2021 related to the sale of our La Mirada, California distribution center.

(g)	Includes a pre-tax charge of $8 million ($5 million after taxes) and pre-tax income of $28 million ($19 million after taxes) and $20 million ($14 million after taxes) for the three months ended September 30, 2021 and June 30, 2021 and the nine months ended September 30, 2021, respectively, associated with the accrual of a foreign value-added tax credit which transferred to Sylvamo Corporation effective with the spin-off on October 1, 2021.

(h)	Includes tax expense of $27 million for the three months and nine months ended September 30, 2021 for foreign and state taxes associated with the spin-off of our Printing Papers business.

(i)	Includes the allocation of income to noncontrolling interest of $1 million (before and after taxes) for the three months ended June 30, 2021 and the nine months ended September 30, 2021 associated with the sale of our EMEA Packaging business in Turkey.

(j)	Includes pre-tax charges of $7 million ($6 million after taxes) and $48 million ($37 million after taxes) for the three months and nine months ended September 30, 2020, respectively, for environmental remediation reserve adjustments, a pre-tax charge of $43 million ($33 million after taxes) for the nine months ended September 30, 2020 for an asbestos litigation reserve adjustment, a pre-tax charge of $14 million ($11 million after taxes) for the nine months ended September 30, 2020 for the removal of abandoned property at our mills, a net charge of $11 million (before and after taxes) for the nine months ended September 30, 2020 associated with our investment in India and pre-tax income of $2 million ($1 million after taxes) for the nine months ended September 30, 2020 for the accrual of a foreign value-added tax credit.

(k)	Includes a pre-tax charge of $3 million ($2 million after taxes) for the three months and nine months ended September 30, 2020 for other costs.

(l)	Includes a charge of $1 million (before and after taxes) for the nine months ended September 30, 2020 for accelerated depreciation associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production.

(m)	Includes pre-tax charges of $105 million ($79 million after taxes) and $131 million ($98 million after taxes) for the three months and nine months ended September 30 2020, respectively, for debt extinguishment costs.

(n)	Includes a pre-tax net gain of $4 million ($2 million after taxes) and a pre-tax loss of $348 million ($341 million after taxes) for the three months and nine months ended September 30, 2020, respectively, related to the sale of our Brazil Packaging business, consisting of a pre-tax gain of $6 million ($4 million after taxes) and a pre-tax loss of $19 million ($12 million after taxes) for the three months and nine months ended September 30, 2020, respectively, on the net assets and losses for the write off of cumulative translation adjustment of $2 million (before and after taxes) and $329 million (before and after taxes) for the three months and nine months ended September 30, 2020, respectively and a gain of $1 million (before and after taxes) for the three months and nine months ended September 30, 2020 for other items.

(o)	Includes a pre-tax gain of $33 million ($25 million after taxes) for the nine months ended September 30, 2020 related to the monetization of our equity investment in Graphic Packaging.

(p)	Includes income of $1 million (before and after taxes) for the nine months ended September 30, 2020 for interest income associated with the accrual of a foreign value-added tax credit and income of $1 million (before and after taxes) for the three months and nine months ended September 30, 2020 for other interest income.

INTERNATIONAL PAPER COMPANY
Reconciliation of Net Earnings (Loss) Attributable to International Paper Company to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2021	2020	2021	2021	2020
Net Earnings (Loss) Attributable to International Paper Company	$864	$204	$432	$1,645	$329
Add back: Non-operating pension expense (income)	(38)	(7)	(39)	(117)	(23)
Add back: Net Special items expense (income)	(294)	83	28	(276)	505
Adjusted Operating Earnings	$532	$280	$421	$1,252	$811

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2021	2020	2021	2021	2020
Diluted Earnings per Common Share as Reported	$2.20	$0.52	$1.09	$4.16	$0.83
Add back: Non-operating pension expense (income)	(0.10)	(0.02)	(0.10)	(0.29)	(0.05)
Add back: Net Special items expense (income)	(0.75)	0.21	0.07	(0.70)	1.28
Adjusted Operating Earnings per Share	$1.35	$0.71	$1.06	$3.17	$2.06
Notes:
The Company calculates Adjusted Operating Earnings (non-GAAP) by excluding the after-tax effect of non-operating pension expense (income) and items considered by management to be unusual (net special items) as reflected in the Consolidated Statement of Operations and related notes included in this release from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. The Company believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) attributable to International Paper is the most directly comparable GAAP measure.

Since diluted earnings per share are computed independently for each period, nine-month per share amounts may not equal the sum of respective quarters.

INTERNATIONAL PAPER COMPANY
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended September 30,				Three Months Ended June 30,		Nine Months Ended September 30,
	2021		2020		2021		2021		2020
Industrial Packaging	$4,087		$3,768		$4,056		$12,096		$11,220
Global Cellulose Fibers	729		564		671		1,981		1,737
Printing Papers	846		743		846		2,473		2,234
Corporate and Inter-segment Sales	52		48		43		143		150
Net Sales	$5,714		$5,123		$5,616		$16,693		$15,341
Operating Profit (Loss) by Business Segment
	Three Months Ended September 30,				Three Months Ended June 30,		Nine Months Ended September 30,
	2021		2020		2021		2021		2020
Industrial Packaging	$429		$469		$408		$1,284		$1,388
Global Cellulose Fibers	96		(59)		10		24		(123)
Printing Papers	106		63		76		262		148
Total Business Segment Operating Profit	$631		$473		$494		$1,570		$1,413

Earnings (Loss) Before Income Taxes and Equity Earnings	$916		$282		$432		$1,747		$527
Interest expense, net	93	(a)	112	(e)	57	(a)	242	(a)	345	(e)
Noncontrolling interest adjustment (h)	(1)		—		(1)	(b)	(3)	(b)	—
Corporate expenses, net	12		(20)		7		44		9
Corporate net special items	11	(c)	108	(f)	101	(c)	81	(c)	195	(f)
Business net special items	(349)	(d)	2	(g)	(50)	(d)	(385)	(d)	368	(g)
Non-operating pension expense (income)	(51)		(11)		(52)		(156)		(31)
Business Segment Operating Profit (i)	$631		$473		$494		$1,570		$1,413
Equity Earnings (Loss) in Ilim S.A., Net of Taxes	$95		$(33)		$101		$245		$(5)
Equity Earnings (Loss) in Graphic Packaging International Partners, LLC	$—		$11		$3		$4		$29

(a)	Includes a charge of $8 million and income of $28 million and $20 million for the three months ended September 30, 2021 and June 30, 2021 and the nine months ended September 30, 2021, respectively, associated with the accrual of a foreign value-added tax credit which transferred to Sylvamo Corporation effective with the spin-off on October 1, 2021.
(b)	Includes the allocation of income to noncontrolling interest of $1 million for the three months ended June 30, 2021 and the nine months ended September 30, 2021 associated with the sale of our EMEA Packaging business in Turkey.
(c)	Includes charges of $35 million, $170 million and $223 million for the three months ended September 30, 2021 and June 30, 2021 and the nine months ended September 30, 2021, respectively, for debt extinguishment costs, charges of $53 million, $28 million and $106 million for the three months ended September 30, 2021 and June 30, 2021 and the nine months ended September 30, 2021, respectively, for costs associated with the spin-off of our Printing Papers business and Building a Better IP initiative, a loss of $21 million for the three months ended June 30, 2021 and the nine months ended September 30, 2021 related to the impairment of real estate, charges of $5 million, $5 million and $10 million for the three months ended September 30, 2021 and June 30, 2021 and the nine months ended September 30, 2021, respectively, for environmental remediation reserve adjustments, gains of $130 million and $204 million for the three months ended June 30, 2021 and the nine months ended September 30, 2021, respectively, related to the monetization of our remaining equity investment in Graphic Packaging, a gain of $86 million for the three months and nine months ended September 30, 2021 related to the sale of our La Mirada, California distribution center and charges of $4 million, $7 million and $11 million for the three months ended September 30, 2021 and June 30, 2021 and the nine months ended September 30, 2021, respectively, for other costs.
(d)	Related to Industrial Packaging, includes net gains of $9 million and $7 million for the three months ended June 30, 2021 and the nine months ended September 30, 2021, respectively, partially offset by the allocation of gain to noncontrolling interest of $1 million, for the three months ended June 30, 2021 and the nine months ended September 30, 2021 related to the sale of our EMEA Packaging business in Turkey and a charge of $12 million for the nine months ended September 30, 2021 for severance related to the optimization of our EMEA Packaging business.

Related to Printing Papers, includes a charge of $7 million and income of $42 million and $35 million for the three months ended September 30, 2021 and June 30 2021 and the nine months ended September 30, 2021, respectively, for the accrual of a foreign value-added tax credit which transferred to Sylvamo Corporation effective with the spin-off on October 1, 2021, a charge of $4 million for the three months and nine months ended September 30, 2021 for costs associated with the spin-off of our Printing Papers business and a net gain of $360 million for the three months and nine months ended September 30, 2021 related to the sale of our Kwidzyn, Poland mill.
(e)	Includes income of $1 million for the nine months ended September 30, 2020 for interest income associated with the accrual of a foreign value-added tax credit and income of $1 million for the three months and nine months ended September 30, 2020 for other interest income.
(f)	Includes charges of $105 million and $131 million for the three months and nine months ended September 30, 2020, respectively, for debt extinguishment costs, a charge of $43 million for the nine months ended September 30, 2020 for an asbestos litigation reserve adjustment, a charge of $41 million for the nine months ended September 30, 2020 for an environmental remediation reserve adjustment, a net charge of $11 million for the nine months ended September 30, 2020 associated with our investment in India, a gain of $33 million for the nine months ended September 30, 2020 related to the monetization of our equity investment in Graphic Packaging, income of $1 million for the nine months ended September 30, 2020 related to the impairment of the net assets of our Brazil Packaging business and a charge of $3 million for the three months and nine months ended September 30, 2020 for other costs.
(g)	Related to Industrial Packaging, includes a net gain of $4 million and a charge of $349 million for the three months and nine months ended September 30, 2020 related to the sale of our Brazil Packaging business, consisting of a gain of $6 million and a loss of $20 million for the three months and nine months ended September 30, 2020, respectively, on the net assets and losses for the write off of cumulative translation adjustment of $2 million and $329 million for the three months and nine months ended September 30, 2020, respectively, a charge of $9 million for the nine months ended September 30, 2020 for the removal of abandoned property at our mills, income of $2 million for the nine months ended September 30, 2020 for the accrual of a foreign value-added tax credit and a charge of $1 million for the three months and nine months ended September 30, 2020 for other costs.
Related to Global Cellulose Fibers, includes a charge of $5 million for the nine months ended September 30, 2020 for the removal of abandoned property at our mills.
Related to Printing Papers, includes a charge of $7 million for the three months and nine months ended September 30, 2020 for an environmental remediation reserve adjustment, a charge of $1 million for the nine months ended September 30, 2020 for accelerated depreciation associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production and income of $2 million for the three months and nine months ended September 30, 2020 for other items.
(h)	Operating profits for business segments include each segment's percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest for these subsidiaries is adjusted here to present consolidated earnings before income taxes and equity earnings.
(i)	As set forth in the chart above, business segment operating profit is defined as earnings (loss) before income taxes and equity earnings, but including the impact of noncontrolling interests, and excluding interest expense, net, corporate expenses, net, corporate net special items, business net special items and non-operating pension expense. Business segment operating profit is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments and is presented in our financial statement footnotes in accordance with ASC 280.

INTERNATIONAL PAPER COMPANY
Sales Volume by Product (a)
Preliminary and Unaudited
International Paper Consolidated

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2021	2020	2021	2021	2020
Industrial Packaging (In thousands of short tons)
Corrugated Packaging (b)	2,689	2,705	2,733	8,106	7,900
Containerboard	710	760	699	2,118	2,370
Recycling	521	541	568	1,647	1,630
Saturated Kraft	45	36	50	140	123
Gypsum /Release Kraft	56	50	68	179	154
Bleached Kraft	5	7	6	18	22
EMEA Packaging (b)	334	374	410	1,179	1,190
Brazilian Packaging (b)	—	98	—	—	271
European Coated Paperboard	56	102	102	267	308
Industrial Packaging	4,416	4,673	4,636	13,654	13,968
Global Cellulose Fibers (In thousands of metric tons) (c)	856	886	851	2,605	2,752
Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	379	336	379	1,104	998
European & Russian Uncoated Papers	248	298	327	882	929
Brazilian Uncoated Papers	275	208	272	801	598
Printing Papers	902	842	978	2,787	2,525

(a)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.

(b)	Volumes for corrugated box sales reflect consumed tons sold (CTS). Board sales by these businesses reflect invoiced tons.

(c)	Includes North American, European and Brazilian volumes and internal sales to mills.

INTERNATIONAL PAPER COMPANY
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	September 30, 2021	December 31, 2020
Assets
Current Assets
Cash and Temporary Investments	$2,122	$595
Restricted Cash	1,499	—
Accounts and Notes Receivable, Net	3,549	3,064
Contract Assets	427	355
Inventories	2,053	2,050
Current Financial Assets of Variable Interest Entities	—	4,850
Assets Held for Sale	—	138
Other	246	184
Total Current Assets	9,896	11,236
Plants, Properties and Equipment, Net	11,360	12,217
Forestlands	303	311
Investments	713	1,178
Long-Term Financial Assets of Variable Interest Entities	2,270	2,257
Goodwill	3,274	3,315
Pension Assets	545	5
Right of Use Assets	405	459
Deferred Charges and Other Assets	705	740
Total Assets	$29,471	$31,718
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$233	$29
Current Nonrecourse Financial Liabilities of Variable Interest Entities	—	4,220
Accounts Payable and Other Current Liabilities	4,465	3,854
Liabilities Held for Sale	—	181
Total Current Liabilities	4,698	8,284
Long-Term Debt	8,241	8,064
Long-Term Nonrecourse Financial Liabilities of Variable Interest Entities	2,098	2,092
Deferred Income Taxes	2,728	2,743
Pension Benefit Obligation	418	1,055
Postretirement and Postemployment Benefit Obligation	235	251
Long-Term Lease Obligations	263	315
Other Liabilities	1,167	1,046
Equity
Invested Capital, Net of Treasury Stock	519	(216)
Retained Earnings	9,103	8,070
Total International Paper Shareholders’ Equity	9,622	7,854
Noncontrolling interests	1	14
Total Equity	9,623	7,868
Total Liabilities and Equity	$29,471	$31,718

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Nine Months Ended September 30,
	2021	2020
Operating Activities
Net earnings (loss)	$1,647	$329
Depreciation, amortization and cost of timber harvested	933	955
Deferred income tax expense (benefit), net	(151)	(5)
Restructuring and other charges, net	243	131
Net (gains) losses on sales of equity method investments	(205)	(35)
Net (gains) losses on sales and impairments of businesses	(367)	347
Net (gains) losses on sales of fixed assets	(86)	—
Equity method dividends received	149	158
Equity (earnings) losses, net	(247)	(13)
Periodic pension (income) expense, net	(84)	24
Other, net	129	212
Changes in current assets and liabilities
Accounts and notes receivable	(510)	96
Contract assets	(74)	2
Inventories	(133)	74
Accounts payable and accrued liabilities	716	—
Interest payable	9	(26)
Other	(46)	25
Cash Provided By (Used For) Operating Activities	1,923	2,274
Investment Activities
Invested in capital projects, net of insurance recoveries	(348)	(657)
Acquisitions, net of cash acquired	(80)	(64)
Proceeds from sales of equity method investments	843	500
Proceeds from sales of businesses, net of cash divested	827	—
Proceeds from settlement of Variable Interest Entity installment notes	4,850	—
Proceeds from sale of fixed assets	95	3
Other	(3)	18
Cash Provided By (Used For) Investment Activities	6,184	(200)
Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(425)	(42)
Issuance of debt	1,511	692
Reduction of debt	(1,132)	(1,795)
Change in book overdrafts	29	16
Dividends paid	(602)	(605)
Reduction of Variable Interest Entity loans	(4,220)	—
Net debt tender premiums paid	(221)	(124)
Other	(14)	(1)
Cash Provided By (Used for) Financing Activities	(5,074)	(1,859)
Cash Included in Assets Held for Sale	—	(11)
Effect of Exchange Rate Changes on Cash and Temporary Investments and Restricted Cash	(7)	(37)
Change in Cash and Temporary Investments and Restricted Cash	3,026	167
Cash and Temporary Investments and Restricted Cash
Beginning of the period	595	511
End of the period	$3,621	$678

INTERNATIONAL PAPER COMPANY
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cash Provided By (Used For) Operating Activities	$645	$735	$1,923	$2,274
Adjustments:
Cash invested in capital projects, net of insurance recoveries	(126)	(119)	(348)	(657)
Free Cash Flow	$519	$616	$1,575	$1,617

Free cash flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operations. Management believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. By adjusting for certain items that are not indicative of the Company’s ongoing performance, free cash flow also enables investors to perform meaningful comparisons between past and present periods.

The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as International Paper.

Management believes certain non-U.S. GAAP financial measures, when used in conjunction with information presented in accordance with U.S. GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial condition and results of operations. Management also uses these non-U.S. GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.